Exhibit 10.10

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is dated as of January 23, 2015, by and between Igor Bilinsky (the “Employee”) and Vical Incorporated (the “Company”).

1. At-Will Employment.    The Company and the Employee acknowledge that the Employee’s employment with the Company is and will continue to be “at-will,” as defined under applicable law, and that the Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If the Employee’s employment with the Company terminates for any reason, the Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement, and as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of such termination.

2. Term.    The term of this Agreement will expire on the one (1)-year anniversary of the date of this Agreement; provided, however, that such term will automatically renew for successive one (1)-year periods, unless the Company provides written notice to the Employee at least ninety (90) days prior to the next scheduled expiration date that such term will not be renewed. Notwithstanding the foregoing, if the Employee incurs a Qualifying Termination prior to the expiration of such term, this Agreement will not terminate until all obligations of the parties hereunder have been satisfied.

3. Qualifying Termination.    Subject to Section 7, if the Employee incurs a Qualifying Termination and the Employee has satisfied the Release requirement set forth in Section 6, then the Employee will be entitled to receive the benefits set forth in Sections 3(a), 3(b) and 3(c) below, as applicable, subject to any required payroll deductions and tax withholdings.

(a) Cash Severance Benefit.    The Employee will be entitled to receive a cash payment equal to the following amount, as applicable (the “Cash Severance Benefit”), in a lump sum within sixty (60) days following the Employee’s Qualifying Termination:

(i) if such Qualifying Termination is a Non-Change of Control Termination, then the Cash Severance Benefit will be equal to:

(1) twelve (12) months of the Employee’s base salary (as in effect on the date of such Qualifying Termination or, if such Qualifying Termination is due to Good Reason based on a reduction of the Employee’s base salary, then as in effect on the date immediately prior to such reduction); and

(2) the amount of any annual bonus that the Employee received in the twelve (12)-month period preceding such Qualifying Termination (or if such Qualifying Termination occurs between the time an annual bonus is approved by the Board of Directors of the Company (the “Board”) and paid to the Employee, then the amount of the annual bonus that was approved but not paid).

(ii) if such Qualifying Termination is a Change of Control Termination, then the Cash Severance Benefit will be equal to:

(1) eighteen (18) months of the Employee’s base salary (as in effect on the date of such Qualifying Termination or, if such Qualifying Termination is due to Good Reason based on a reduction of the Employee’s base salary, then as in effect on the date immediately prior to such reduction); and

(2) the amount of any annual bonus that the Employee received in the twelve (12)-month period preceding such Qualifying Termination (or if such Qualifying Termination occurs between the time an annual bonus is approved by the Board and paid to the Employee, then the amount of the annual bonus that was approved but not paid).

(b) COBRA Severance Benefit.    The Company will pay, on the Employee’s behalf, on a monthly basis, the total amount of premiums required to continue the Employee’s coverage under the Company’s health, dental and vision insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) from the date of the Employee’s Qualifying Termination until the earliest of (i) the end of the twelve (12)-month period following such Qualifying Termination, (ii) the expiration of the Employee’s eligibility for such coverage pursuant to COBRA and (iii) the date the Employee becomes eligible to enroll for coverage under a health, dental, or vision insurance plan of a subsequent employer (such period from the date of such Qualifying Termination through the earliest of (i) through (iii), the “COBRA Payment Period”), provided that the Employee is eligible to continue such coverage pursuant to COBRA and makes an election to continue such coverage pursuant to COBRA within the time period prescribed under COBRA (the “COBRA Severance Benefit”). Such COBRA premium payments will be inclusive of premiums for the Employee’s eligible dependents for such health, dental, or vision plan coverage as in effect immediately prior to such Qualifying Termination, provided that such dependents continue to be eligible for such coverage during the COBRA Payment Period. The Employee will be required to notify the Company immediately if the Employee becomes eligible to enroll for coverage under a health, dental, or vision insurance plan of a subsequent employer. For purposes of this Section 3(b), any applicable insurance premiums that are paid by the Company will not include any amounts payable by the Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Employee.

Notwithstanding the foregoing, if the Company determines, at any time and in its sole discretion, that its payment of COBRA premiums pursuant to the COBRA Severance Benefit would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of providing the COBRA Severance Benefit, the Company will pay the Employee, for each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for such month, subject to applicable tax withholdings and deductions (the “Special Severance Benefit”). Payments of the Special Severance Benefit (if any) will be made without regard to the Employee’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Payments of the Special Severance Benefit (if any) will be made to the Employee on a monthly basis as follows: (i) if the Company does not provide the COBRA Severance Benefit for any month during the sixty (60)-day period following the Employee’s

Qualifying Termination, the first payment of the Special Severance Benefit will be made to the Employee within such sixty (60)-day period and will be equal to the aggregate amount of the COBRA premiums for such months; and (ii) following such sixty (60)-day period, if the Company does not provide the COBRA Severance Benefit for any remaining month during the COBRA Payment Period, a payment of the Special Severance Benefit will be made to the Employee on the last business day of such month and will be equal to the COBRA premiums for such month.

(c) Equity Vesting Benefit.    Unless specifically provided otherwise in the applicable equity award agreement, the Employee will receive the following benefit, as applicable, with respect to all equity awards granted by the Company to the Employee (other than any such awards issued under or held in any plan sponsored by the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), effective as of the date of the Employee’s Qualifying Termination, to the extent that such awards are outstanding and unvested as of the date of such Qualifying Termination:

(i) if such Qualifying Termination is a Non-Change of Control Termination, such awards will be credited with twelve (12) months of additional vesting; and

(ii) if such Qualifying Termination is a Change of Control Termination, such awards will become fully vested.

(d) No Duplication of Benefits.    For the avoidance of doubt, in no event will the Employee be entitled to receive any benefits under Section 3 for both a Non-Change of Control Termination and a Change of Control Termination.

(e) Status of Incentive Stock Options.    The Employee acknowledges that Section 3(c) above, if applicable, amends the terms of the Employee’s currently outstanding stock options granted by the Company to the Employee, and as a result, some or all of such stock options may cease, as of the date of the Employee’s Qualifying Termination, to be treated as “incentive stock options” within the meaning of Section 422 of the Code, in accordance with applicable law.

4. Other Terminations.    If the Employee’s employment with the Company terminates due to Cause, the Employee’s death or Disability, or any other reason (other than due to a Qualifying Termination), then the Employee will not be entitled to receive any benefits under Section 3. The Company, in its sole discretion, will determine the reason for the Employee’s termination of employment (including, but not limited to, whether such termination is due to Cause or the Employee’s Disability).

5. Accrued Salary and PTO/Vacation.    If the Employee’s employment with the Company terminates for any reason, then the Employee will be entitled to receive payment for all accrued salary and all accrued but unused paid time off/vacation earned through the date of such termination, subject to any required payroll deductions and tax withholdings. Such payment will be made on the date of such termination or as soon as administratively practicable thereafter, but no later than March 15th of the calendar year following such termination.

6. Release.    In order to be eligible to receive any benefits under Section 3, the Employee must (i) execute and return a general waiver and release in a form that will be determined by the Company, in its sole discretion (a “Release”), to the Company within the applicable time period set forth therein and (ii) not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following the Employee’s date of termination.

7. Section 409A.    If any benefit provided under this Agreement is subject to Section 409A of the Code and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), and such benefit otherwise is payable in connection with the Employee’s termination of employment with the Company, then such benefit will not be payable unless such termination constitutes a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) (“Separation from Service”). It is intended that (i) each installment of any benefit payable under this Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and (ii) all payments of any such benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that any benefit payable under this Agreement constitutes “deferred compensation” under Section 409A and the Employee is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of the Employee’s Separation from Service, then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (a) the commencement of such benefit payments will be delayed until the earlier of (1) the date that is six (6) months and one (1) day after such Separation from Service and (2) the date of the Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (b) the Company will (1) pay the Employee a lump sum amount equal to the sum of any benefit payments that the Employee otherwise would have received through the Delayed Initial Payment Date if the commencement of such benefit payments had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of such benefit in accordance with the applicable payment schedule set forth in this Agreement. In addition, if the Company determines that any benefit payable under this Agreement constitutes “deferred compensation” under Section 409A and the Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which such Separation from Service occurs, then for purposes of such benefit, the Release will not be deemed effective any earlier than the latest permitted effective date set forth therein (which date, in all cases, will be in the subsequent calendar year).

8. Definition of Terms.    The following terms referred to in this Agreement will have the following meanings:

(a) “Cause”    will mean (i) the sustained inadequate performance of the Employee’s duties, as determined by the Company in its sole discretion, (ii) a failure to perform the Employee’s duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, (iii) gross misconduct or fraud, or (iv) conviction of, or a plea of “guilty” or “no contest” to, a felony.

(b) “Change of Control”    will mean the occurrence of either of the following events:

(i) A change in the composition of the Board, as a result of which fewer than one-half (1/2) of the incumbent directors are directors who either: (A) had been directors of the Company twenty-four (24) months prior to such change; or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

(ii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, will be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.

(c) “Change of Control Termination”    will mean a Qualifying Termination that occurs upon or within twelve (12) months following a Change of Control.

(d) “Disability”    will mean that the Employee, at the time that the Employee’s employment with the Company is terminated, has performed substantially none of the Employee’s duties for a period of not less than three (3) consecutive months as the result of the Employee’s incapacity due to physical or mental illness.

(e) “Good Reason”    will mean any of the following conditions arising without the consent of the Employee: (i) a material reduction in the Employee’s authority or responsibilities; or (ii) a reduction in the Employee’s base salary of more than 25%. Notwithstanding anything in this Agreement to the contrary, in order to qualify as a resignation for Good Reason, (x) the Employee must provide written notice to the Company of the existence of any of the foregoing conditions that forms the basis for such resignation within sixty (60) days following its initial existence, (y) the Company must fail to remedy such condition within thirty (30) days following such notice, and (z) the Employee’s termination of employment with the

Company must occur within thirty (30) days following the Company’s failure to remedy such condition (and in no event later than one hundred twenty (120) days following the initial existence of such condition).

(f) “Non-Change of Control Termination”    will mean any Qualifying Termination other than a Change of Control Termination.

(g) “Qualifying Termination”    will mean a termination of the Employee’s employment with the Company as a result of either: (i) a termination by the Company without Cause and other than as a result of the Employee’s death or Disability; or (ii) the Employee’s resignation for Good Reason.

9. Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control, if the Company is not the surviving entity resulting from such Change of Control, then for purposes of this Agreement, upon and following such Change of Control, the term “Company” will mean the surviving entity or other successor to the Company resulting from such Change of Control. The terms of this Agreement and all of the Employee’s rights hereunder will inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

10. Notice.    Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee will be addressed to the Employee at the home address that the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.

11. Parachute Payments.

(a) If any payment or benefit the Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of Section 11(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before Payments that are not “deferred compensation” within the meaning of Section 409A.

(c) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the independent registered public accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and the Employee within thirty (30) calendar days after the date on which the Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or the Employee) or such other time as requested by the Company or the Employee.

(d) If the Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11(a), the Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12. Miscellaneous Provisions.

(a) No Mitigation.    Except as provided in Section 3(b), the Employee will not be required to mitigate the amount of any payment or benefit contemplated by Section 3

(whether by seeking new employment or in any other manner), nor will any such payment or benefit be reduced by any earnings or benefits that the Employee may receive from any other source.

(b) Modification and Waiver.    No provision of this Agreement will be modified, amended, waived, or discharged unless the modification, amendment, waiver, or discharge is agreed to in writing and signed by the Employee and by the Chief Executive Officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement; Other Agreements.    This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between the Employee and the Company with regard to the subject matter hereof. No agreements, representations, or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement concerning severance payments or other benefits payable to the Employee upon the termination of the Employee’s employment with the Company (including, but not limited to, the prior severance agreement between the Employee and the Company dated October 28, 2010), and by execution of this Agreement, both parties agree that any such predecessor agreement will be deemed null and void. Any equity awards granted by the Company to the Employee prior to or after the date of this Agreement will be governed in accordance with their terms, except to the extent specifically modified by this Agreement. For the avoidance of doubt, nothing in this Agreement supersedes or replaces the terms of the Proprietary Information and Inventions Agreement between the Company and the Employee, the terms of which remain in full force and effect.

(d) Choice of Law.    The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability.    If any term or provision of this Agreement or the application thereof to any circumstance will, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision will be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision will be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement on the date first written above.

VICAL INCORPORATED

By:	/s/ Vijay B. Samart

Title:	Chief Executive Officer

IGOR BILINSKY

Signature:	/S/ IGOR BILINSKY